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                                                                    Exhibit 10.5

February 11th, 1998





John F. Wilson Enterprises Inc.
3300 Bloor St West

Toronto, Ontario

RE: Contract Agreement

Dear John,

This will serve to confirm our understanding that from January 2, 1997 to the completion of a listing on a Public Exchange you have and will continue in the capacity of President and Chief Executive

Officer of Systemsearch Consulting Services Inc. (hereinafter referred to as Systems) and Systems PS Inc. (hereinafter referred to as PS).

During the interim period from January 2, 1997 until the closing of the share purchase transaction contemplated in the share purchase agreement dated February 1lth. 1998 you shall conduct the business in the ordinary course, completely autonomously but you shall not make any material change in the customary terms and conditions upon which Systems and PS historically did Business unless otherwise agreed by IT. You shall use your best effort to preserve the Business organization and Goodwill of the suppliers, :staff, customers and Businesr, of Systems and PS and to continue to build the Business. It is understood that Systems and PS currently operate from two offices being located in Toronto and Tampa.

Subsequent to the closing of the share purchase agreement as aforesaid there will be no change in your position and you will continue as President and Chief Executive Officer. Your contract will be $120,000.00 per annum paid on a bi-weekly basis by direct deposit into your bank. You will be entitled to a $2,500.00 per month auto and cell phone allowance and the use of a corporate American Express card for business expenses. You will also be entitled to the following bonus plan:

      A 10% Management Bonus on all permanent placements. This override/bonus comprises the full management override bonus and may be distributed to other managers at your sole discretion.

      $1.00 per billed hour for each contractor signed after February 1st, 1998, including renewals, providing the margin is a minimum of $10.00.

This employment is guaranteed for a period of 3 years without restrictions. In the event that this employment contract is terminated by IT thereafter you shall still be entitled to the above bonus of

$1.00 per contract hour for a further period of 1 year provided you do not get involved with a competing business.


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Scope of Authority

It is understood and agreed that Syrtems and PS will continue ar. an independently run organization, and that all day to day management decisions and the overall management of the company will continue to be your sole responsibility. Any capital expenditures exceeding $25,000, new hire exceeding $75,000 per annum, new branch opening or any other out of the ordinary day to day decision making will require board of directors approval.

I trust that you will find the terms and conditions set out above acceptable. On behalf of IT Staffing Ltd., I am pleased that you have agreed to join us and wish you a long and successful association.

      /s/ Declan French
      -----------------------------            Date  2/11/98
      Declan French                                -----------------------


By my signature below, I hereby accept the offer of contract outlined above and acknowledge receiving a duplicate c s letter of agreement on the date indicated below.

                                           /s/ John Wilson
                                           -----------------------------
                                           John R. Wilson
                                           Enterprise